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                                                                    Exhibit 4.12

THE FOLLOWING SYMBOL "CONFIDENTIAL TREATMENT REQUESTED[**]" INDICATES AN OMITTED PORTION OF THIS AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. THIS DOCUMENT HAS BEEN FILED IN ITS ENTIRETY UNDER SEPARATE COVER WITH THE SECURITIES AND EXCHANGE COMMISSION.


   ON2 TECHNOLOGY AND REALNETWORKS DEVELOPMENT SERVICES AND LICENSE AGREEMENT

This On2 Technologies and RealNetworks Development Services and License Agreement, dated as of July 18, 2001 (the "Agreement"), is by and between On2 Technologies, Inc., a Delaware corporation ("On2"), with offices located at 145 Hudson Street, New York, NY 10013, and RealNetworks, Inc., a Washington corporation ("Real"), with offices located at 2601 Elliott Avenue, Seattle Washington, 98121 (collectively, the "Parties").

The Parties agree as follows:

I.       DEFINITIONS

"AUTOUPDATE" means the feature by which Real downloads software components and updates to Real software users.

"CHANGE OF CONTROL" means, with respect to any entity, (i) a sale of all or substantially all of such entity's assets to another entity; (ii) the assignment, transfer, or other disposition of the majority of such entity's equity securities; or (iii) a merger of such entity with another entity, if as a result of the transaction the holders of a majority or the first entity's equity securities before the transaction hold less than a majority of the voting securities of the surviving entity.

"EFFECTIVE DATE" means the date this Agreement is signed by both parties.

"INTELLECTUAL PROPERTY RIGHTS" means all rights in inventions, patents, copyrights, database rights, design rights, trademarks and trade names, service marks, trade secrets, know-how and other intellectual property rights (whether registered or unregistered) and all applications for any of them, anywhere in the world.

"NET REVENUE" means all royalty revenues actually received by Real from Set Top Box manufacturers or Wireless Chip Device manufacturers less any taxes, shipping and handling fees, credit card fees, chargebacks, returns, other bad debts and third party royalty payments.

"NEW VERSION" CONFIDENTIAL TREATMENT REQUESTED [**]

"OBJECT CODE" means computer software in the form not readily perceivable by humans and suitable for machine execution without the intervening steps of interpretation or compilation.

"ON2 CODEC" CONFIDENTIAL TREATMENT REQUESTED [**]

"PLUG-IN" means a software component that can be separately downloaded and used by the RealPlayer, RealJukebox, RealProducer or RealServer, as the case may be. The Plug-in must
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communicate with the parent application appropriate proprietary Real APIs for the respective function including: encoding, decoding, transcoding and device transfer.

 "REALPLAYER" OR "REALPLAYER SOFTWARE" means the Real software product currently known as the "RealPlayer" which enables an End User to play back Streams served from the RealServer and any New Versions made generally available by Real.

"REALPRODUCER" or "REALSYSTEM PRODUCER" means the Real software product currently known as the RealSystem Producer which enables the End User to encode content into digital formats so that the content can be served by the Server Software and any New Versions made generally available by Real. "REALPRODUCER" as defined herein, unless specifically set forth otherwise, includes only versions of the RealProducer that Real distributes free of charge from its website, and does not include custom or premium versions of the RealProducer (E.G., the RealProducer Pro).

"REALSERVER" or "REALSERVER SOFTWARE" means the Real software product, currently known as the "RealServer", which is designed and developed by Real to serve Streams to an endpoint where an End User with the RealPlayer can view/hear the Streams and any New Versions made generally available by Real.

"SET TOP BOX" means a device that receives audio and video via internet protocol or other network protocol and displays the video and/or audio on a TV.

"Software" has the meaning set forth in Section VI.

"SOURCE CODE" means the software code that is in human readable form and that is used to compile the Object Code form of the Software.

"TERM" has the meaning set forth in Section X(A).

"UPDATE" means a release that provides minor functional and/or performance enhancements and improvements, or corrections to errors.

"UPGRADE" means a release that provides some significant new functionality and/or performance enhancements and improvements.

"VP4 CODEC" means the version of the encoding and decoding software, the algorithms and bit streams used in the current generation of On2's VP4 product and any New Versions.

"VP5 CODEC" means the version of the encoding and decoding software, the algorithms and bit streams used in the current generation of On2's VP5 product and any New Versions.

"WIRELESS CHIP DEVICE" means any microprocessor chip used to power cellular or digital telephones, personal digital assistants ("PDA"), or other wireless communications devices.

II.      ON2 CODEC DECODER PLUG-IN FOR REALPLAYER -- DEVELOPMENT AND LICENSE.


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         A. REAL DELIVERABLES. Real will license to On2 its current version of the RealSystem Software Development Kit ("RealSystem SDK") during the Term subject to the terms and conditions set forth in Exhibit A. The RealSystem SDK will be used by On2 to develop the RealPlayer Plugins for the On2 Codecs described below. On2's development and distribution of the RealPlayer Plugins and use of the RealSystem SDK are subject to the terms and conditions set forth in the RealSystem SDK. On2 must use the most recent version of the RealSystem SDK as provided by Real from time to time.

         B. ON2 DEVELOPMENT SERVICES. Upon receipt of the RealSystem SDK, On2 will develop software Plugins for the RealPlayer that enables the end user of the RealPlayer to play files encoded using On2 Codecs (the "RealPlayer Plugin(s)" CONFIDENTIAL TREATMENT REQUESTED [**] The Plugin must meet Real's standard requirements for AutoUpdate components.

         C. DEVELOPER SUPPORT FROM REAL. In connection herewith, Real agrees to provide On2 with e-mail and telephone support from Real's engineers during normal business hours to answer On2's technical questions and assist On2 in its development of the RealPlayer Plugins.

         D. AUTOUPDATE. Upon completion of the RealPlayer Plugin, Real agrees to make the RealPlayer Plugin available to end users of the RealPlayer using its AutoUpdate process, subject to the terms and conditions of the RealSystem SDK AutoUpdate Amendment attached as Exhibit B (including its exhibits). Notwithstanding the foregoing, in the event that On2 does not meet the requirements set forth in Section F hereof after Real has provided On2 with written notice of such failure and On2 has not cured such failure within 30 days after such notice was sent, then Real may elect, in its sole discretion, to cease distributing the RealPlayer Plugin via AutoUpdate.

         E. SOFTWARE LICENSE AND TRADEMARK LICENSE. (1) Upon completion of the development of the RealPlayer Plugins, On2 will grant to Real a perpetual, fully paid up, worldwide, non-transferable license to copy, install, use, perform and distribute the RealPlayer Plugins, and any modifications made to the RealPlayer Plugins, in binary executable form via electronic, physical or other means through multiple tiers of distribution. Real hereby agrees to include a valid copyright notice of On2 on any RealPlayer Plugins so installed, used or distributed. In addition, On2 grants Real a limited, worldwide, non-transferable, non-assignable (including by operation of law or otherwise), non-exclusive, nonsublicensable license to use its trademarks or logos (the "Marks") in connection with the installation, use and distribution of the RealPlayer contemplated by this Agreement. On2 will provide to Real a copy of its Marks to be used herein. Real agrees that it will comply with any On2 guidelines or conditions provided to it with respect to the style, appearance and manner of use of the Marks used by Real.

(2) CONFIDENTIAL TREATMENT REQUESTED [**]

         F. MILESTONES.

                  (a) CONFIDENTIAL TREATMENT REQUESTED [**]
                  (b) CONFIDENTIAL TREATMENT REQUESTED [**]

III.     ON2 CODEC PLUG-IN FOR REALPRODUCER DEVELOPMENT AND LICENSE.

         A. REAL DELIVERABLES. Real will license to On2 a version of the RealSystem Producer Software Development Kit with appropriate API's exposed ("RealProducer SDK") during the Term subject to the terms and conditions of RN's RealProducer SDK Agreement, the


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current form of which is set forth in Exhibit C. The RealProducer SDK will be used by On2 to develop the RealProducer Plugins for the On2 Codecs which will enable users of the RealProducer to encode content using the On2 Codecs. On2's development and distribution of the RealProducer Plugin and use of the RealProducer SDK are subject to the terms and conditions set forth in the RealProducer SDK Agreement. On2 must use the most recent version of the RealProducer SDK as provided by Real from time to time.

         B. ON2 DEVELOPMENT SERVICES. Upon receipt of the RealProducer SDK, On2 will develop the RealProducer Plugins that enable the end users of the RealProducer to encode content using the On2 Codecs. CONFIDENTIAL TREATMENT REQUESTED [**]

         Real's use of the RealProducer Plugins shall be subject to the license terms described in this AGREEMENT. The RealProducer Plugins will meet the feature sets for each of the platforms supported by RealProducer during the Term. CONFIDENTIAL TREATMENT REQUESTED [**]

         C. DEVELOPER SUPPORT FROM REAL. In connection herewith, Real agrees to provide On2 with e-mail and telephone support from Real's engineers during normal business hours to answer On2's technical questions and assist On2 in its development of the RealProducer Plugins.

         D. REALPRODUCER PLUGIN DISTRIBUTION AND ROYALTY PAYMENTS. (1) Real may distribute the free version of the RealProducer Plugin in conjunction with the RealProducer. In addition, Real may distribute the enhanced version of the RealProducer Plugin described in Section III(G) below subject to its payment to On2, on a quarterly basis, of a royalty of CONFIDENTIAL TREATMENT REQUESTED [**] for the sale of each enhanced version RealProducer Plugin. Real will make all payments within 30 days of the end of each quarter. Notwithstanding the foregoing, Real shall be entitled to provide a free 30 day trial for the enhanced version of the RealProducer Plugins and Real shall have no royalty obligation for such free 30 day trials.

         E. REPORTS. Real will submit a quarterly report to On2 within 30 days of the end of each quarter specifying the number of enhanced versions of the RealProducer Plugins distributed by Real for such quarter. In addition, Real agrees, upon reasonable request from On2, that, once each calendar year and at On2's expense, it will make available sufficient information at its offices in Seattle (including sales and accounting records, purchase orders, and other records) to an independent accounting firm reasonably satisfactory to Real that is not paid on a contingency basis, solely to enable such accounting firm to verify the actual enhanced versions RealProducer Plugins distributed by Real in connection herewith.

         F. REALPRODUCER PLUGIN LICENSE. On2 grants to Real a worldwide, limited, non-transferable, perpetual license to install, copy, use and distribute through multiple tiers of distribution the RealProducer Plugin in Object Code form. Real hereby agrees to include a valid copyright notice of On2 on any RealProducer Plugin so installed, used or distributed. Real may not sublicense, assign, transfer, rent, sell or lease all or any portion of the RealProducer Plugin, except to the extent set forth above; or reverse engineer, de-compile, disassemble, modify, translate, make any attempt to discover the source code of the RealProducer Plugin. In addition, On2 grants Real a limited, worldwide, non-transferable, non-assignable (including by operation of law or otherwise), non-exclusive, nonsublicensable license to use its Marks in connection with the co-branding set forth herein. On2 will provide to Real a copy of its Marks to be used herein. Real agrees that it will comply with any On2 guidelines or conditions provided to it with respect to the style, appearance and manner of use of the Marks.


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         G. CODEC DISTRIBUTION BY ON2. On2 may develop an enhanced version of the RealProducer Plugin that has email and 800 number support features (the "Enhanced RealProducer Plugin"). On2 will sell such Enhanced RealProducer Plugin to its customers for an amount to be determined.

IV.      ON2 CODEC REALSERVER PLUG-IN DEVELOPMENT AND LICENSE.

         A. REAL DELIVERABLES. Real will license to On2 its current version of the RealSystem Software Development Kit ("RealSystem SDK") during the Term subject to the terms and conditions set forth in Exhibit A. The RealSystem SDK will be used by On2 to develop the RealServer Plugins for the On2 Codecs described below. On2's development and distribution of the RealServer Plugins are subject to the terms and conditions set forth in the RealSystem SDK, including the AutoUpdate provisions in Exhibit B CONFIDENTIAL TREATMENT REQUESTED [**]. On2 must use the most recent version of the RealSystem SDK as provided by Real from time to time.

         B. ON2 DEVELOPMENT SERVICES. Upon receipt of the RealSystem SDK, On2 will develop software Plugins for the RealServer that enable the RealServer to stream files encoded using the On2 Codecs (the "RealServer Plugin"). CONFIDENTIAL TREATMENT REQUESTED [**] The RealServer Plugins will meet the feature sets for each platform to which the RealServer has been ported. CONFIDENTIAL TREATMENT REQUESTED [**].

         C. DEVELOPER SUPPORT FROM REAL. In connection herewith, Real agrees to provide On2 with e-mail and telephone support from Real's engineers during normal business hours to answer On2's technical questions and assist On2 in its development of the RealServer Plugins.

         D. REALSERVER DISTRIBUTION AND ROYALTY PAYMENTS. CONFIDENTIAL TREATMENT REQUESTED [**].

         E. REALSERVER PLUGIN LICENSE. On2 grants to Real a worldwide, limited, non-transferable, perpetual license to install, copy, use, perform and distribute through multiple tiers of distribution the RealServer Plugin in Object Code form. Real hereby agrees to include a valid copyright notice of On2 on any RealServer Plugin so installed, used or distributed. Real may not sublicense, assign, transfer, rent, sell or lease all or any portion of the RealProducer Plugin, except to the extent set forth above; or reverse engineer, de-compile, disassemble, modify, translate, make any attempt to discover the source code of the RealServer Plugin. In addition, On2 grants Real a limited, worldwide, non-transferable, non-assignable (including by operation of law or otherwise), non-exclusive, nonsublicensable license to use its Marks in connection with the co-branding set forth herein. On2 will provide to Real a copy of its Marks to be used herein. Real agrees that it will comply with any On2 guidelines or conditions provided to it with respect to the style, appearance and manner of use of the Marks.

V.       EXCLUSIVITY

         A. CONFIDENTIAL TREATMENT REQUESTED [**]

         B. CONFIDENTIAL TREATMENT REQUESTED [**]

         C. EXCLUSIVITY IN DESIGNATED PLATFORMS AND ADDITIONAL ROYALTIES.


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            CONFIDENTIAL TREATMENT REQUESTED [**]

         D. REPORT. Real will submit a quarterly report to On2 within 30 days of the end of each quarter specifying the number of RealPlayer products distributed by Real for such quarter that are subject to this section of the Agreement. In addition, Real agrees, upon reasonable request from On2, that, once each calendar year and at On2's expense, it will make available sufficient information at its offices in Seattle (including sales and accounting records, purchase orders, and other records) to an independent accounting firm reasonably satisfactory to Real that is not paid on a contingency basis, solely to enable such accounting firm to verify the actual RealPlayers distributed by Real under this Section.

VI. TITLE. Title, ownership rights, and intellectual property rights in the RealPlayer, the RealServer, the RealProducer, the RealSystem and RealProducer SDKs and any modifications made by Real to the RealPlayer Plugin (collectively, the "Real Products") shall remain solely with Real and its licensors except to the extent of On2's rights in its technologies embodied in the RealPlayer Plugin. Except for the licenses expressly granted herein, no other third party rights to any of the Real Products or other intellectual property of Real and its licensors shall be inferred or implied by this Agreement. Title, ownership rights, and intellectual property rights in the RealPlayer Plugin, the RealProducer Plugin and the RealServer Plugin (collectively, the "Software") shall remain solely with On2 and its licensors except to the extent of Real's rights in any underlying Real Products, including any elements of the Real SDK's embodied in the Software. Except for the licenses expressly granted herein, no other third party rights to any of the Software or other intellectual property of On2 and its licensors shall be inferred or implied by this Agreement.

VII. LIMITATION OF LIABILITY. UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY, TORT, CONTRACT, OR OTHERWISE, SHALL EITHER PARTY OR ITS LICENSORS BE LIABLE TO THE OTHER PARTY OR ITS RELATED PARTIES FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE OR MALFUNCTION, OR ANY AND ALL OTHER SUCH INDIRECT DAMAGES OR LOSSES, EVEN IF SUCH OTHER PARTY OR SUCH OTHER PARTY'S RELATED ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR SHOULD HAVE FORESEEN SUCH DAMAGES.

VIII. LIMITED WARRANTY AND DISCLAIMER. On2 warrants and represents that: (i) it has the right to enter into this Agreement and grant the rights granted herein; and (ii) to the best of its knowledge, the Software does not infringe any Intellectual Property Rights and there are no pending or threatened claims for infringement against On2 or its suppliers, or their licensees. Except as expressly stated herein, the services of each party are provided "as is", without warranties of any kind, either express or implied.

WITHOUT LIMITING THE FORGOING, EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES NOT EXPRESSLY STATED HEREIN. IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE FOR ANY FACTORS AFFECTING SUCH PARTY'S PERFORMANCE UNDER THIS AGREEMENT WHICH ARE BEYOND SUCH PARTY'S CONTROL INCLUDING BUT NOT LIMITED TO ANY FAILURE, DISRUPTION, DOWNTIME, INTERRUPTION, DELAY, INNACURACY OR OTHER NONPERFORMANCE IN CONNNECTION WITH THE SERVICES PROVIDED HEREUNDER.

IX. INDEMNIFICATION.


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A. On2 will defend at its expense and indemnify and hold harmless Real from and against any third party claim that any Intellectual Property Rights of the claimant are infringed by Real's use of any of the Software or any Mark, provided that (i) Real promptly notifies On2 in writing of any such claim, (ii) On2 shall be accorded control of the defense and of all negotiations for settlement or compromise of such claim, and (iii) Real cooperates with On2 in the defense and settlement of such claim, including providing to On2 such information and assistance as On2 may reasonably request. Real may, at its own expense, be represented in such defense. On 2 will not, without Real's consent, enter into any settlement or agree to any disposition that imposes an obligation on Real that is not wholly discharged or dischargeable by On2, or imposes any conditions or obligations on Real other than the payment of money that is readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of On2.

B. On2 agrees that should any Mark or the Software or any portion thereof become, or in On2's good faith opinion be likely to become, the subject of a third party claim of infringement, or should use of the Software or any Mark be enjoined, On2 may, at its option and expense, either:

(i) procure for Real the right to continue using the applicable Software or Mark;

(ii) replace or modify the applicable Software to make it non-infringing without substantially altering its functionality; or

(iii) with respect to Marks only, notify Real that it must stop all use of such Mark. Upon receipt of such notice, Real shall promptly cease all use of the applicable Mark.

C. To the extent the foregoing indemnification provisions conflict with provisions in the Exhibits, the provisions in this Section will control.

X. TERM AND TERMINATION.

A. TERM. The initial term of this Agreement shall commence as of the Effective Date and, unless earlier terminated as provided below, shall remain in effect for four years after the Effective Date.

B. TERMINATION FOR BREACH. If either party breaches any material provision of this Agreement and such breach has not been cured within 30 days after the non-breaching party has given written notice to the breaching party of such breach, then the non-breaching party may terminate this Agreement effective upon three business days' notice to the breaching party.

C. TERMINATION FOR FAILURE TO REACH MILESTONES. Notwithstanding anything to the contrary herein, Real shall have the right to terminate this Agreement upon 30 days written notice to On2 if On2 fails to meet any of the milestones set forth in Section II(F).

D. TERMINATION FOR INSOLVENCY. Either party may terminate this Agreement immediately upon notice to the other party should the other party: (i) admit in writing its inability to pay its debts generally as they become due; (ii) make a general assignment for the benefit of its creditors; (iii) institute proceedings to be adjudicated a voluntary bankrupt, or consent to the filing of a petition of bankruptcy against it; (iv) seek reorganization under any bankruptcy act, or consent to the filing of a petition seeking such reorganization; or (v) have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in bankruptcy


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or in insolvency covering all or substantially all of such party's property or providing for the liquidation of such party's property or business affairs, provided that such decree is not vacated within sixty (60) days.

XI. CONFIDENTIAL INFORMATION.

A. From the date of execution hereof for a period of three (3) years from termination of this Agreement, neither party shall use, disclose, or permit any person to obtain any Confidential Information of the other party, including any materials developed or generated hereunder (whether or not such confidential information is in written or tangible form), except as specifically authorized by such party. As used herein, "Confidential Information" shall mean a whole or any portion or phase of any marketing plans, business plans, sales information, customer lists, scientific or technical information, design, process, procedure, formula, or improvement relating to the development, design, construction, and operation of a program that is valuable and not generally known to a party's competitors and any other information of a party of which the other party becomes aware as a result of this Agreement and which is indicated to be confidential or, if not so indicated, which could reasonably be interpreted to be confidential. Notwithstanding the foregoing, confidential information of any disclosing party shall not be deemed to include (i) any information that is in the public domain through no wrongful release by the receiving party; (ii) any information that was independently developed by the receiving party; (iii) any information that is disclosed to the receiving party by a third party not under obligation to the disclosing party; or (iv) any information that was previously known by the receiving party. The parties agree that, in the event of a breach or threatened breach of the terms of this confidentiality provision, the non-breaching party shall be entitled to an injunction prohibiting any such breach. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of money damages. The parties acknowledge that Confidential Information is valuable and unique and that disclosure in breach of this confidentiality provision will result in irreparable injury to its owner.

B. RESIDUALS. Notwithstanding anything herein to the contrary, either party may use Residuals for any purpose, including use in the development, manufacture, promotion, sale and maintenance of its products and services; provided that this right to Residuals does not represent a license under any patents, copyrights or mask work rights of the disclosing party. The term "Residuals" means information of a general nature, such as general knowledge, ideas, concepts, know-how, professional skills, work experience or techniques (not specifics such as exact implementations) that is retained in the unaided memories of the receiving party's employees who have had access to the disclosing party's information pursuant to the terms of this Agreement. An employee's memory is unaided if the employee has not intentionally memorized the Information for the purpose of retaining and subsequently using or disclosing it. Nothing in this Agreement shall prevent either party from developing products that are competitive with the other and both parties recognize that they are in the business of developing compression/decompression software which may be competitive.

XII. GENERAL PROVISIONS

A. ASSIGNMENTS AND CHANGE OF CONTROL. On2 may not assign, transfer, or otherwise dispose of this Agreement, or any rights or obligations hereunder, without Real's prior written consent, including pursuant to a "Change of Control" which will not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.


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B. NOTICE. All notices and demands under this Agreement will be in writing and will be delivered by personal service, express courier, or first class mail, to the following addresses:

                If to Real:      RealNetworks, Inc.
                                 2601 Elliott Avenue, Suite 1000
                                 Seattle, WA 98121
                                 Attention:  General Counsel

                with a copy to:  RealNetworks, Inc.
                                 2601 Elliott Avenue, Suite 1000
                                 Seattle, WA 98121
                                 Attention: Senior Vice President, Media Systems

                If to On2:       On2 Technologies, Inc.
                                 145 Hudson Street
                                 New York, NY 10013
                                 Attn: General Counsel

                with a copy to:  On2 Technologies, Inc.
                                 145 Hudson Street
                                 New York, NY 10013
                                 Attn: Douglas McIntyre

         Either party may change the addresses set forth above by written notice to the other party. Notice will be effective on receipt or within one day of sending if notice is provided by Federal Express, Airborne Express or other major overnight courier.

C. INDEPENDENT CONTRACTORS. Real and On2 are independent contractors in all relationships and actions under and contemplated by the Agreement. Notwithstanding anything in this Agreement to the contrary, the parties do not by this Agreement intend to form, nor shall this Agreement be construed to constitute, a partnership, joint venture, employment, or agency relationship between them, or to authorize either party to enter into any commitment or agreement binding on the other or to allow one party to accept service of any legal process addressed to, or intended for, the other party.

D. MISCELLANEOUS. This Agreement (together with the exhibits attached hereto, which are incorporated herein by this reference) constitutes the final agreement between the parties regarding the subject matter set forth herein, and supersedes and cancels all prior negotiations, understandings, correspondence and agreements, oral and written, express or implied, between the parties relating to the subject matter hereof (including, without limitation, the Previous Agreement), and thereof, and shall be binding only when executed by both parties hereto. The Parties recognize that any Stock Purchase Agreement, Warrant Exercise Agreement and Investor Rights Agreement entered into by the Parties is not superceded by this Agreement. No waiver, amendment or modification of any provision of this Agreement shall be effective unless it is in a document that expressly refers to this Agreement and is signed by both parties. Failure or delay by either party in exercising any rights or remedy under this Agreement shall not operate as a waiver of any such right or remedy. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby. The titles and headings of each section are intended for convenience only and shall not be used in


                                       9
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construing or interpreting the meaning of any particular clause or section. This
Agreement shall be governed by the laws of the State of Washington, excluding that body of law known as conflicts of law.

E. SEVERABILITY. If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not, in any way, be affected or impaired thereby in any other jurisdiction and the validity and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby.

F. EXPORT CONTROLS. The use and disclosure of the software and the exercise of all rights granted by this Agreement shall be subject to the technology transfer, export, assets and financial control regulations of the United States of America and any applicable foreign governments or governmental bodies, including, without limitation, restrictions under regulations of the United States that may be applicable to direct or indirect exportation or re-exportation of such technical information or of equipment products or services directly produced by use of such technical information. Both parties shall comply fully with any and all such applicable laws, rules and regulations and shall protect the full value of the intellectual property rights which are the subject of this Agreement.

G. PRESS RELEASE. Neither party will make any public statement or issue any press release regarding the existence or the terms and conditions in this Agreement without the prior written consent of the other. Neither party will unreasonably withhold consent. Nothing in this section shall prevent either party from making disclosures required by law, but such disclosure will be provided to the other party prior to disclosure for consultation.


                            [Signature Page Follows]


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of this 18th day of July, 2001.

                                        ON2 TECHNOLOGIES, INC.


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:


                                        REALNETWORKS, INC.


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:


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